EXHIBIT 99.2

Final Transcript

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Conference Call Transcript
GGI — Q3 2005 The GEO Group Earnings Conference Call
Event Date/Time: Nov. 10. 2005 / 3:00PM ET
Event Duration: N/A

CORPORATE PARTICIPANTS
Rosa Suarez
 The GEO Group, Inc — IR
George Zoley
 The GEO Group, Inc — Chairman, CEO
Wayne Calabrese
 The GEO Group — Vice Chairman, President
Jerry O’Rourke
 The GEO Group — CFO
CONFERENCE CALL PARTICIPANTS
Todd Van Fleet
 First Analysis — Analyst
Ben
 Avondale Partners — Analyst
Anton Hie
 Jefferies — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Quarter Three 2005 The GEO Group Earnings Conference Call. My name is Amanda and I will be your coordinator for today. At this time, all participants are in a listen only mode. We will be facilitating a question and answer session towards the end of this conference.
[OPERATOR INSTRUCTIONS.]
As a reminder, this conference call is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Ms. Rosa Suarez. Please proceed, ma’am.

Rosa Suarez - The GEO Group, Inc — IR
Thank you, Operator. Good afternoon, everyone, and thank you for joining us for today’s discussion of The GEO Group’s Third Quarter 2005 Earnings Results. With us today is George Zoley, Chairman and Chief Executive Officer, accompanied by Wayne Calabrese, Vice Chairman and President; Jerry O’Rourke, Chief Financial Officer; David Watson, Treasurer and Vice President of Finance; Brian Evans, Vice President of Accounting and Chief Accounting Officer; and Pablo Paez, Communications Manager.
This afternoon, we will discuss our third quarter performance, current business development activities and conclude the call with a question and answer session. This conference is also being Webcast live at the Company’s Web site at www.thegeogroupinc.com. A replay of the audio Webcast will be available on the Web site for one year. A telephonic replay will be available through December 10th at 1-888-286-8010. The pass code for the telephonic replay is 47244581.
During the call, we will discuss non-GAAP pro forma basis information. A reconciliation from GAAP basis results to non-GAAP pro forma basis information may be found on the Webcast section of our Investor Relations Web page.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements, as a result of various other factors contained in the Company’s Securities and Exchange Commission filings, including Forms 10K, 10Q and 8K reports.
With that, please allow me to turn this call over to George Zoley.

George Zoley - The GEO Group, Inc — Chairman, CEO
Thank you, Rosa, and good afternoon to everyone. Thank you for joining us today as I provide an overview of GEO’s financial results for the third quarter of 2005. When I conclude my prepared remarks, I’ll open the call up to a question and answer session.
As announced in the press release we issued earlier today, we reported third quarter GAAP earnings of $400,000 or $0.04 per share based on 10 million shares outstanding compared to $5.6 million or $0.58 per share based on 9.7 million shares outstanding in the third quarter of 2004. But, on a pro forma basis, third quarter earnings were $3.6 million or $0.36 per share compared with pro forma net income of $3.3 million or $0.34 per share for the third quarter of 2004.
Our third quarter 2005 pro forma earnings exclude the following items: an after tax charge of $500,000 or $0.05 per share related to one time transition costs associated with the transfer of our management contract for our Queens, New York facility from Immigration and Customs Enforcement to the US Marshall Service; an after tax charge of $800,000 or $0.08 per share to write off un-amortized deferred financing fees related to the financing of our recent acquisition of Correctional Service Corporation or CSC; an after tax write off of $2.6 million or $0.26 per share related to our deactivated Jena, Louisiana facility, which I will discuss in further detail later in the call; an after tax positive adjustment of $800,000 or $0.08 per share related to net reductions in several of our insurance reserves, both in the US and internationally; and an after tax loss of $100,000 or $0.01 per share from discontinued operations.
By comparison, third quarter 2004 pro forma earnings exclude an after tax positive adjustment of 2.2 million or $0.23 per share related to a reduction in certain insurance reserves, as well as an after tax profit of $100,000 or $0.01 per share from discontinued operations.
GAAP earnings for the first nine months of 2005 were $7.8 million or $0.78 per share based on ten million shares outstanding compared with $11.6 million or $1.19 per share based on 9.7 million shares outstanding for the first nine months of 2004. Pro forma net income for the first nine months of 2005 was $8.6 million or $0.87 per share compared with pro forma net income of $8.8 million or $0.91 per share for the first nine months of 2004.
Year-to-date 2005 pro forma earnings exclude the third quarter 2005 extraordinary items I just discussed, as well as after tax earnings of $500,000 or $0.05 per share from discontinued operations and a second quarter 2005 tax benefit of $1.7 million or $0.17 per share from the repatriation of foreign earnings pursuant to the American Jobs Creation Act of 2004.
By comparison, pro forma earnings for the first nine months of 2004 exclude a third quarter 2004 after tax positive adjustment of $2.2 million or $0.23 per share related to a reduction in our insurance reserves, as well as after tax earnings of $500,000 or $0.05 per share from discontinued operations.
Third quarter 2005 revenue increased to $149.5 million from $148.2 million for the same period in 2004. This revenue increase reflects several factors including the following: the strengthening of the Australian dollar and South African rand for the previous year; the management of our Reeves County Detention Complex in Texas for the entire period, increased population at our South Bay, Florida facility resulting from the completion of a 544-bed expansion to the facility at the end of the second quarter; and contractual adjustments for inflation.
These factors offset a decline in revenues due to a continued lower census at our US Marshall’s facility in San Diego, California, which I will speak to in some detail later on. Revenue for the first nine months of 2005 increased to $454.5 million from $437.8 million for the same period in 2004.
Operating expenses for the third quarter of 2005 increased to $128.5 million from $120.3 million for the same period in 2004. Operating expenses for the first nine months in 2005 increased to $387 million from $363.9 million for the first nine months of last year. Third quarter 2005 operating expenses reflect the following items: one time transition cost of approximately $500,000 after tax associated with the transfer of our management contract for our Queens, New York facility from ICE to the US Marshall service; a pretax write off of $4.3 million or $2.6 million after tax related to our deactivated Jena, Louisiana facility, which provides for a reserve for lease payments through their expiration in January 2010; and a positive adjustment of $800,000 after tax related to net reductions in several of our insurance reserves, both in the US and internationally.
Third quarter 2005 general and administrative expenses increased to $11.7 million, up from $10.6 million from the same period a year ago. G&A expenses for the first nine months of 2005 increased to $35.8 million from $32.6 million for the same period in 2004. These increases reflect increased staff and business development activities by our mental health subsidiary, GEO Care, and our correctional marketing efforts.
Our effective tax rate for the third quarter of 2005 was approximately 51%. We expect our effective tax rate to be approximately 37% for the remainder of 2005 and approximately 37% for all of 2005. Our compensated man-days increased to 3.2 million for the third quarter of 2005 compared to 3.1 million for the third quarter of 2004. These figures include our South African joint venture.
Our average occupancy rate was approximately 99% for both 2004 and 2005. Our average correctional per diem rate for the third quarter of 2005 was $48.25 compared to $45.01 for the third quarter of 2004. These figures include the results from our South African joint venture.
Turning to our balance sheet, cash at the end of the third quarter of 2005 was approximately $132 million, including approximately $31 million of restricted cash held in escrow related to our acquisition of Correctional Services Corporation. At the end of the third quarter of 2005, our balance sheet reflected approximately $221 million in total debt, not including non-recourse debt of approximately $42 million.
On September 15th, we completed an amendment to our senior secured credit facility in anticipation of our acquisition of CSC, which closed on November 4th. Our senior credit facility now consists of a $75 million six year term loan bearing interest at LIBOR plus 2% and a $100 million five year revolving credit facility bearing interest at LIBOR plus 2%. We subsequently used approximately $62 million in cash to finance the acquisition of CSC.
This concludes my overall overview of our financial performance during the third quarter. Now, turning to our earnings guidance, I would first like to provide a clarification that our previously issued earnings guidance in the range of $0.31 to $0.34 for the fourth quarter of 2005 did not include approximately $0.04 per share in anticipated one-time startup expenses related to our most recent new contracts from the Indiana Department of Corrections for the management of the 2,416-bed New Castle Correctional facility in New Castle, Indiana, which was signed on September 28, 2005, and with the New Mexico Department of Health for the management of the 230-bed Fort Bayard Medical Center in Fort Bayard, New Mexico, which was signed on November 7, 2005.
Further, we are confirming our previously issued earnings guidance for full-year 2006 in the range of $1.70 to $1.80 per share.
Now, I would like to discuss our recent acquisition of Correctional Services Corporation or CSC. As announced in our press release on November 7th, we successfully completed our acquisition of CSC for approximately $62 million or $6.00 per common share. We also assumed $124 million of CSC non-recourse debt.
The acquisition of CSC has added 16 adult facilities located in six states totaling approximately 8,000 beds to our operations. These facilities provide services for local, state and federal clients including the Bureau of Immigration and Customs Enforcement and the US Marshall Service. As a result of the CSC acquisition, we now have contracts and awards to manage 59 facilities with a total design capacity of approximately 48,000 beds and our correctional market share has increased from 22% to 28%.
As I stated earlier, we financed the acquisition of CSC through the use of term loan borrowings under our new amended senior secured credit facility. In addition to closing on the CSC acquisitions, we simultaneously closed on the sell of CSC’s juvenile services business to James Slattery, the former Chief Executive Officer of CSC, for $3.75 million. Further, we retained ownership of a 26-acre property in Newport News, Virginia, which previously housed one of CSC’s former juvenile facilities.
The terms of the sell of the juvenile business were in line with the Fairness Opinion we obtained from Capital Link with respect to the value of this business. This transaction was structured as a sell of the stock of CSC’s youth services subsidiary, Youth Service International or YSI to a newly formed company by Mr. Slattery. Under the terms of the transaction, Mr. Slattery will be responsible for substantially all of the pre and post closing liabilities related to CSC’s juvenile business.
We are very pleased with the successful closing of our acquisition of Correctional Service Corporation, as well as the successful sale of CSC’s juvenile services condition. These two transactions will allow us to concentrate on successfully integrating CSC’s adult operations into our existing regional operating structure on a cost efficient basis.

We believe that this acquisition is an excellent strategic fit for our company, one that will have a positive impact on our financial performance and broaden our existing client base. We expect to fully integrate CSC’s adult operations by year-end.
Next, I’d like to discuss the discontinuation of our 480-bed Michigan Youth Correctional Facility operations and lease agreements and our decision to file suit for wrongful termination of our lease agreement. On September 30th, we were informed by the Michigan Governor’s decision to close our 480-bed Michigan Youth Facility, the Governor’s line item veto of the funding that had been earmarked by the legislature for our operations and lease agreements.
The facility remained funded and open through October 14th while the Michigan Department of Corrections transferred the youthful offenders who were housed at the facilities to other state operations. Subsequently, we received a 60-day notice of cancellation of our lease agreement with the State of Michigan, effective December 2, 2005.
We believe the state has not satisfied its contractual requirements to cancel our lease agreement and we have therefore been forced to pursue legal action to enforce our rights under the law. On November 3rd, together with the Village of Baldwin and Webber Township, we filed a lawsuit against the Michigan Department of Corrections and the Department of Management and Budget for the wrongful termination of our lease.
In the suit, we asserted that the lease by its express terms cannot be terminated by the State of Michigan unless the legislative appropriations to the Department of Corrections for such items as rents, contracts, services, supplies and material contain a specific prohibition against the use of such appropriated funds for the payment of the lease. No such specific prohibition was contained in the Appropriations Bill for the Department of Corrections enacted by the Michigan Legislature.
We are therefore seeking a declaratory judgment and other relief related confirming our rights under the lease to continue lease payments from the state. The Village of Baldwin and Webber Township, who have joined in our lawsuit, assert that the state officials made promises to persuade their local governments to locate the facility in their community and that the village and township will suffer irreparable harm if the state is permitted to break those promises.
Next, I’d like to update you on the San Diego 700-bed facility for the US Marshal Service where we have continued to experience reduced occupancy. Our contract was set to expire on July 2005. We received a six-month contract extension from the US Marshall Service and we have begun a sole source contract negotiation with the Office of Federal Detention Trustee or OFDT since our last conference call.
While we have expected that the execution of the contract, new contract, would coincide with the federal fiscal year in the beginning of the fourth quarter, we now expect that a contract will be in place by the end of the year. We submitted our proposal to OFDT on October 21st and expect that the new San Diego contract will have a five-year term with a five-year option. We believe that our San Diego detention facility remains an important contract for the US Marshall Service and OFDT and that our present census and financial situation will be favorably resolved once a new contract is in place.
Next, I’d like to discuss our contract for the management of the 220-bed Queens, New York detention facility. Our contract with the Immigration and Customs Enforcement or ICE for the management of the Queens facility expired on June 30, 2005. On that same date, the contract with ICE was transferred to the office of the Federal Detention Trustee. We began managing the Queens facility on behalf of US Marshall Service under a contract option beginning July 1, 2005 and ending June 30, 2006.
We incurred approximately $500,000 net of tax in the one time transition cost during the idle period from June 30, 2005 through the intake of inmates on August 5, 2005 and the subsequent ramp up in occupancy. The facility is currently near full occupancy.
As mentioned earlier, we’ve decided to incur an additional pretax operating charge of $4.3 million or $2.6 million after tax related to our deactivated 276-bed Jena, Louisiana facility. We now believe it’s probable that we will be unable to reactivate the facility during the remaining lease term, which runs through January 2010, although we may continue to engage in discussions with interested government parties regarding its use. As such, we’ve decided to incur this additional charge to cover the unreserved portion of the remaining lease obligation .
Now, I would like to give you an update on our most recent awards, which have been quite extraordinary. During the third quarter and beginning in the fourth quarter, we won or started negotiations for over 4,400 new beds. In addition, we currently have over 1,800 new beds under construction at existing or new facilities.
On September 28th, we received a notice from the Florida Department of Management Services of its intent to award a contract to our company for the design, construction, financing and operation of a 1,500-bed medium and high custody prison to be located in Graceville, Florida. Under the terms of the award, we will begin the design, construction and financing through tax exempt bonds of a new $68 million 1,500-bed prison that will be leased to and ultimately owned by the state.
We will begin management and operation of the facility upon its expected completion in the second quarter of 2007. The operations of the contract will have an initial term of three years, which may be renewed for successive two-year periods. The contract is expected to generate approximately $21 million in annual operating revenues.
Also in Florida, we are moving forward with contract negotiations for the expansion of our 1,750-bed Moore Haven Correctional Facility by 235 beds. We expect to complete the negotiations to begin construction of the expansion in the near future with an expected startup date for expansion some time in the fourth quarter of 2006.
On September 29th, we finalized contract negotiations with the Indiana Department of Corrections and executed a contract with an initial term of four years and three two year extensions totaling contract term of ten years to provide operation and management services of the 2,416-bed New Castle Correctional Facility located in New Castle, Indiana. The prison is currently operated by the Department of Corrections and houses approximately 500 inmates. We expect to assume full management operational responsibility on or before January 2, 2006.
During the first year of operations, the 2,416-bed prison is expected to house approximately 1,068 adult male inmates and generate approximately $12.8 million in revenues. Under the terms of the contract, we will be paid for a guaranteed average daily population of 961 inmates or 90% of the initial expected occupancy following a ramp up period of approximately four weeks.
Further, we are permitted to market the remaining 1,350 beds to other governmental, local, state and federal agencies. In Oklahoma, we have begun construction of the 600-bed expansion of our 1,918-bed Loton, Oklahoma Correctional Facility. Construction is expected to be completed by the third quarter of 2006.
In Florence, Arizona, we are moving forward with the construction of a 1,000-bed sex offender project on behalf of the State of Arizona, which we expect will be complete by the fourth quarter of 2006. Additionally, at our Tacoma Washington ICE detention facility, we are negotiating rates for an additional 300 detainees over the currently contracted population of 500.
Internationally, we received notice on October 14th from the Minister for Justice for the Australian state of New South Whales of a three-year extension to our current contract for the management and operation of the 750-bed Junee Correctional Center. We have continuously managed the Junee Correctional Center since its inception in 1993.
Also in Australia, the Minister for Corrections for the state of Victoria recently extended the state’s current contract with our subsidiary, Pacific Shores Healthcare, for the provision of primary health services in Victoria’s public prisons through June 30, 2007. And just today, we were notified that the Minister for Police and Corrective Services in Queensland, Australia has approved a 180-bed expansion of our 710-bed Arthur Gorrie Correctional Center.
In the mental health area, our subsidiary GEO Care signed a contract on November 7th with the New Mexico Department of Health for the management of a 230-bed Fort Bayard Medical Center and the ability to negotiate for the construction and operation of a new 230-bed replacement facility. Under the terms of the contract, we assume management of the center during an initial phase of eight months beginning November 7, 2005. During this initial phase, we are responsible for managing the center and for recruiting and retaining a qualified management team.
On July 1, 2006, we expect to begin the design, construction and financing through tax exempt bonds of a new center at a cost of approximately $30 million, which is expected to be completed on January 1, 2008. During this development phase, we will manage the existing center while the employees at the center remain on the state payroll. We will assume management of the new facility upon its completion on January 1, 2008 under an initial contract term of five years with three five-year options for renewal. Once a management team of approximately 24 people is fully in place at the center in February of 2006, we will receive an estimated annual management fee of approximately $3.6 million.
Moving now to our business development activities, we are continuing our efforts to expand every area of our business in domestic and international correctional, mental health and special needs population management services, as well as other related management services for governmental clients.

I’d like to begin with the Pentium (ph) proposal we have submitted to governments on either a solicited or unsolicited basis. We have currently submitted proposals and are awaiting awards or are in negotiations with current and potential clients for new and expansion projects totaling approximately 18,500 beds.
In Texas, we have submitted a proposal in response to the solicitation issued by the US Marshall Service for up to 2,800 beds within a 50-mile radius of the Federal Courthouse in Laredo. We are hopeful that an award for this project will be made by the first quarter of next year.
In Tennessee, we are awaiting a decision by Shelby County with regards to a proposal we submitted for the development and operation of their county correctional and jail facilities totaling over 5,000 beds. The county has requested best and final offers, which are due November 14th. If the county proceeds with the project, we expect a contract award to be made some time next year.
Furthermore, we responded to a solicitation from the Bureau of Prisons, known as CAR5 (ph) for the housing of approximately 1,200 criminal aliens. We expect a contract award for this project to be announced some time in early 2006.
Also, as you may recall, we had submitted a proposal in Virginia on an unsolicited basis to the Department of Corrections for the development and operation of one 1,500-bed correctional facility. Also in Virginia, we recently participated and proposed on an unsolicited basis to the City of Richmond for the development and operation of a 1,500-bed jail.
Internationally, we have submitted a proposal in response to the procurement in the United Kingdom for the management and operation of a-198 bed Cantsfield Immigration House. In addition to these Pentium proposals, we are preparing to submit solicited and unsolicited new proposal to existing and potential clients for approximately 1,500 beds.
In the mental health area, we are preparing a proposal in response to a procurement issued by the State of Florida for the design, construction and bond financing and operation of a new 660-bed sexually violent predator facility. The present facility has an operating budget of approximately $24 million. Unfortunately, the RFP has been delayed pending the resolution of a protest, which we hope will be resolved in the near future.
With respect to pipeline projects, we expect to be preparing proposals for the next 12 to 18 months for a number of projects totaling approximately 30,000 beds, both domestically and internationally. Approximately 1,400 beds are in the domestic US market, 15,000 beds are in the international market and 1,000 beds are in the mental health services area.
The Department of Homeland Security Appropriations Bill recently approved by Congress and signed by the President allocates 940 million in new resources for Homeland Security to further strengthen border security and enforcement. The Bill allows for just under 2,000 additional detention beds. In recent testimony to the United States Senate Judiciary Committee, Homeland Security Secretary Michael Chertoff stated that the President’s signing of the Homeland Security Appropriates Bill, the department and its detention agencies will have the ability to begin adding hundreds of more detention beds in the near term.
With regards to specific projects in the US, ICE issued a pre-solicitation notice for 750 bed detention facility to be located near the Denver, Colorado area. We expect procurement will be issued by ICE for the Office of Federal Detention Trustee late this year or early next year with an award being made for the first quarter of 2006. We will be submitting a proposal for the expansion of our 350-bed Aurora, Colorado ICE processing center in response to this solicitation.
We have submitted a pre-solicitation information for a federal project by ICE through the Office of Federal Detention Trustee for a 1,000-bed detention facility located near Phoenix, Arizona. We expect that an RFP will be issued late this year or early next year. In addition, we expect one or more additional procurements in 2006 by the Bureau of Prisons for over 3,000 low security beds.
Internationally, we continue to pursue business opportunities in the Republic of South Africa where we are awaiting the Department of Correctional Services to move forward with the development and operation of four new 3,000-bed prisons on a public private partnership basis.
In England and Whales, the National Offender Management Service has expressed its desire to solicit procurements for the management of groups or clusters of prisons for the first time. Also, in England, we expect to be competing for procurement issued by the three counties in Eastern England for the development and operation of nine police custody centers totaling approximately 200 beds.
With the recent opening of our UK office, we expect that we are well positioned to take advantage of new business opportunities as they arise throughout the United Kingdom. With regards to mental health opportunities, our wholly owned subsidiary GEO Care has had a very busy year. We have incurred approximately $2 million in additional staff and business development expenses this year as GEO Care continues to compete for a number of significant opportunities. And it is well positioned to begin full operations of the South Florida Evaluation and Treatment Center that begins January 1 under a 21, approximately a $21 million operating contract.
This concludes my presentation. I would now like to open the call to any questions.
QUESTION AND ANSWER

Operator
[OPERATOR INSTRUCTIONS.]
And your first question today comes from Todd Van Fleet with First Analysis.

Todd Van Fleet - First Analysis — Analyst
Hi, good afternoon. Just wanted to make sure I didn’t miss it in terms of length of issues you went through there, George. But on the CAR5 procurement, which facility is it that you’re going to put forth as a possibility to satisfy that procurement for the Feds?

Wayne Calabrese - The GEO Group — Vice Chairman, President
This is Wayne Calabrese. We submitted that proposal with Reeves County.

Todd Van Fleet - First Analysis — Analyst
Reeves County?

Wayne Calabrese - The GEO Group — Vice Chairman, President
Yeah, for the third housing unit that’s located at the Reeves County Complex in Pecos, Texas.

Todd Van Fleet - First Analysis — Analyst
Okay. Thanks for that. And then, just a follow up. With respect to the UK market, I think there’s quite a few folks that have been expecting or at least looking for you guys to reenter that market for some time. Can you elaborate on any plans or any kind of visibility you have with respect to getting back into that part of the world more wholeheartedly, I guess?

Wayne Calabrese - The GEO Group — Vice Chairman, President
Well, as we said, we’re in active bidding on another project. And there’s several project in the pipeline, but it does take time, maybe a little bit more time, in fact, there for these procurements to roll forward and be decided. So, we have an excellent management team in place there and we think we are well positioned by our previous reputation and that of the new management team that’s there to win awards in the near future.

Todd Van Fleet - First Analysis — Analyst
Okay, thanks. And then, Jerry, if I could squeeze in one. Could you give us the pretax amounts associated with some of these one-time items like the Jena write off and the Queens transition cost and so forth?

Jerry O’Rourke - The GEO Group — CFO
Sure. The Jena write down is 4.25 million. The deferred financing fees is 1.2 million. The startup expenses at Queens are 785,000. And the net of the insurance adjustments is 1,293,000. Those are all pretax.

Todd Van Fleet - First Analysis — Analyst
And those come out of the operating expense or G&A or can you tell us where or were those reported, anyway?

Jerry O’Rourke - The GEO Group — CFO
Yeah, they’re all in the operating expense lines.

Todd Van Fleet - First Analysis — Analyst
Okay. Thanks very much.

Operator
And our next question today comes from Patrick Swindle with Avondale Partners.

Ben - Avondale Partners — Analyst
Good afternoon. This is actually his associated, Ben (ph). My first question is during the quarter we had read that the Jena facility was occupied by Louisiana inmates because of Hurricane Katrina. I was wondering if you could quantify the impact on the top and bottom line from that.

George Zoley - The GEO Group, Inc — Chairman, CEO
There was no use of the facility during the third quarter.

Ben - Avondale Partners — Analyst
So, during September, there was no use?

George Zoley - The GEO Group, Inc — Chairman, CEO
We did not bring any revenue through the P&L in the third quarter for the Jena facility.

Ben - Avondale Partners — Analyst
Should we expect any of that going through for the fourth quarter, then?

George Zoley - The GEO Group, Inc — Chairman, CEO
No.

Ben - Avondale Partners — Analyst

No? Okay. And then, would we expect any charges from the CSC acquisition in the fourth quarter?

George Zoley - The GEO Group, Inc — Chairman, CEO
No.

Ben - Avondale Partners — Analyst
No? Okay. Thank you very much.

Operator
And your next question today comes from Anton Hie with Jefferies.

Anton Hie - Jefferies — Analyst
Good afternoon. Just a couple of housekeeping things. First off, can we get the cash flow from operations for the third quarter?

Jerry O’Rourke - The GEO Group — CFO
11.4 million for the 39 weeks ended.

Anton Hie - Jefferies — Analyst
Okay, thank you. And perhaps the snapshot total debt and even the tax position on the balance sheet as it stands today or at least post-CSC closing?

Jerry O’Rourke - The GEO Group — CFO
All right. Relative to the debt, the balance sheet that you see in the third quarter is pre-loaded to do the acquisition. The cash of approximately 130 million was reflective of the refinance activities and we were loaded at that point in time to consummate the deal with CSC. And the CSC deal has already experienced a cash drawn down of about $61 million to pay for the stock.

Anton Hie - Jefferies — Analyst
Okay. All right, great. Thank you. And I guess if we could— I mean, obviously, it hasn’t been long since you closed on that acquisition. But, during the review process, you probably had a little more time to possibly get more comfortable or less comfortable. Have there been any surprises so far either operationally or culturally there between the two companies?

George Zoley - The GEO Group, Inc — Chairman, CEO
No. I think our post-closing sentiment at this point, we are very pleased. We do not have buyer’s remorse, as probably occurs in many cases. We’re very pleased with what we see as the remaining adult operations that we’ve assumed. And you’re aware that we sold off the juvenile facilities. And we’ve settled a fairly significant lawsuit that was pending against the company and that has now been settled.
And we have one major project under construction that I referenced and that is the Florence, Arizona project, the 1,000-bed facility. And we have a couple of others that we are in discussions regarding, with federal clients regarding adding additional beds at additional revenue.

Anton Hie - Jefferies — Analyst

Okay, great. And then, just one other question. San Diego has obviously been in negotiations for some time now. It seemed like your comments were basically unchanged from the second quarter conference call. And it’s been a long time coming and I’m just trying to— if you could help us figure out what’s the holdup there in terms of that process.

George Zoley - The GEO Group, Inc — Chairman, CEO
Well, no. My comments are different from the last time. It may seem like very small, minute differences to you, but in the previous calls, we had said we were waiting for a statement of work. Even though we were in so-called negotiations, we were waiting for a statement of work in which to respond with a written submittal as well as pricing.
That has now finally occurred. We received a statement of work. We’ve prepared the proposal, submitted it with the corresponding pricing for the proposed terms, which I said are initial five year term with an option for another five year term. And the proposal, as well as the pricing that go with those two five-year terms, are now under evaluation. And as a practical matter, we believe this contract, given that this contract will be expiring approximately by the end of the year, that there will be a decision before that time.

Anton Hie - Jefferies — Analyst
And is it safe to assume that that is— that getting that contract re-award is fully baked into the 2006 guidance numbers?

George Zoley - The GEO Group, Inc — Chairman, CEO
Yes. The San Diego contract is assumed to be included in the ‘06 guidance and it’s assumed under a more normalized level of occupancy.

Anton Hie - Jefferies — Analyst
Okay, thank you.

Operator
And you do have a follow up question from Todd Van Fleet with First Analysis.

Todd Van Fleet - First Analysis — Analyst
I just wanted to get a bit more granularity on the contract that’s starting at the beginning of 2006 there in Indiana. If I understood, you’re going to have 1,068 inmates, I guess, effective the beginning of the year. Is that right?

George Zoley - The GEO Group, Inc — Chairman, CEO
Yes.

Todd Van Fleet - First Analysis — Analyst
So, you expect to have that number of inmates in the facility or you’ll be paid as though there were that number of inmates in the facility, just to be clear?

Wayne Calabrese - The GEO Group — Vice Chairman, President

This is Wayne, Todd. We’re going to take it over at approximately the 500-bed current occupancy. It’s supposed to ramp up in about a four-week period. There are different bands of payments during the four weeks. I don’t recall them precisely. And then, after the four weeks, we’re at, I think it’s 951 of the 1,068 is our payment. That might be a 90% sort of a number.

Todd Van Fleet - First Analysis — Analyst
Okay. So, that 12.8 million revenue figure, is that more or less a guaranteed amount based on all the analysis that you guys have kind of run through there considering the ramp up period?

Wayne Calabrese - The GEO Group — Vice Chairman, President
Yes, I think we took that into account with that number.

Todd Van Fleet - First Analysis — Analyst
Okay. So, the incremental 1,300 beds or so that you can market to other bodies, do you need much more personnel at that facility? I guess I’m trying to understand what the increment might be in terms of from a margin standpoint? Do you have to have kind of a fully staffed facility at that occupancy level, the 1,068? Or is it the case that you really only have to have kind of half-staff for that size facility?

Wayne Calabrese - The GEO Group — Vice Chairman, President
It’s not precisely half. The core of the facility will require a certain number of staff. And then, it will incrementally require more as housing units are manned, but— or occupied. The 1,068 staffing is more obviously than is currently there for 500 and it will require more staff yet, but incrementally more, not pro rata more, to go the additional 1,400 or 1,350 inmates.
It’s not only that we’re able to market it for the state. The state itself expects to need more beds over time, as well. So, between the state and other clients that may want to avail themselves of those beds, we expect to see it ramp up beyond the 1,068 over the course of the next couple years.

Todd Van Fleet - First Analysis — Analyst
So, does Indiana have kind of first dibs on those, on the remaining beds or how does that work?

Wayne Calabrese - The GEO Group — Vice Chairman, President
Yeah, by definition, Indiana has to approve any use of those beds. So, if they want to use them, they’ll make that clear. But, they have said to us that if we have folks coming to us in need of beds, we need to bring that the state right away and they’ll take a look at that even on a long-term basis.

Todd Van Fleet - First Analysis — Analyst
Huh. Okay. All right, thank you.

Operator
And that does conclude your questions.

George Zoley - The GEO Group, Inc — Chairman, CEO
Okay. We thank everyone for their participation in this call and look forward to addressing you on the next one.

Operator
Ladies and gentlemen, thank you for your participation in today’s program. This does conclude your presentation today and have a wonderful day.